EXHIBIT 99.1


         Mpower Holding Reports 2002 Results from Continuing Operations

ROCHESTER, NY - March 28, 2003 - Mpower Holding Corporation (NASD OTC: MPOW), the parent company of Mpower Communications Corp., a provider of broadband high-speed Internet access and telephone services to business customers, today reported results of its continuing operations for the fourth quarter and full-year ended December 31, 2002.

Mpower is in the final stages of a more than two-year financial and operational restructuring that has eliminated all of its long-term debt, all but $371,000 of its long-term capitalized leases and has brought both geographic concentration and financial strength to its business.

Today Mpower announced that it closed on its agreement to transition its Texas markets to Xspedius. On March 18, the company closed its transaction to sell its Ohio and Michigan markets to LDMI Telecommunications. The last of these agreements, in which Mpower is selling its Florida and Georgia markets to Florida Digital Networks, is expected to close by the end of April.

"Closing these deals is an important step and represents substantial progress in significantly reducing our cash burn, strengthening our cash position and making the new Mpower stronger," said Mpower Communications Chairman and Chief Executive Officer Rolla P. Huff. "Once the last of these strategic transactions is complete, we believe we will have enough cash to fully fund our business. We expect to be EBITDA positive by the end of June, and that our EBITDA will exceed our capital expenditures and capitalized lease payments by the end of this year."

Mpower's continuing operations consist of the Los Angeles, San Diego, Las Vegas, Northern California and Chicago markets within which Mpower provides facilities-based telecommunications services to approximately 70,000 customers.

Results from Continuing Operations

Under generally accepted accounting principles (GAAP), Mpower is required to present the markets being sold as discontinued operations in its historical financial statements for 2000, 2001 and 2002. As a result of the change to the historical presentation, Mpower's new auditor, Deloitte & Touche LLP, was required to re-audit the company's financial statements for the years ended December 31, 2000 and 2001, which had been audited by Mpower's former auditor, Arthur Andersen LLP. These re-audits resulted in no adjustments to the company's financial statements.

"We are extremely proud of the fact that Deloitte & Touche's audit of our 2000 and 2001 financial statements resulted in no adjustments to the financial statements previously audited by Arthur Andersen," commented Mpower Communications Chief Financial Officer Gregg Clevenger. "We believe this speaks volumes about the integrity of our people and processes and the overall integrity of our financial reporting."

Mpower reported $38.0 million in revenue from continuing operations in the fourth quarter 2002, a 3.0% increase over the third quarter of 2002 and a 19.3% increase over the fourth quarter of 2001. The company's full-year 2002 revenue from continuing operations was $146.1 million, growing 7.3% over full-year 2001 revenue.

Gross margin from continuing operations increased by 4.7% to $17.8 million, or 47.0% of revenue in the fourth quarter 2002 versus $17.0 million, or 46.2% of revenue in the third quarter of 2002. Compared to the fourth quarter of 2001, the company's gross margin has improved 101.2%, from $8.9 million.

Mpower's selling, general and administrative (SG&A) costs were reduced to $23.3 million in the fourth quarter or 61.3% of revenue, compared to 75.3% of revenue reported in the third quarter of 2002 and 87.4% of revenue reported in the year-ago quarter. For the full-year 2002, SG&A costs from continuing operations were $108.4 million, down from $140.0 million in 2001.

Mpower's EBITDA loss from continuing operations in the fourth quarter of 2002 was $5.4 million, a 49.4% sequential improvement over the $10.7 million EBITDA loss reported in the third quarter of 2002 and a 71.3% annual improvement over the $18.9 million EBITDA loss reported in the fourth quarter of 2001. The company's EBITDA loss for the full-year 2002 was $47.0 million, a 56.3% improvement over its 2001 EBITDA loss of $107.5 million.


                                               Unaudited                          Audited
                                             Quarter Ended                       Year Ended

Amounts in $ thousands             31-Dec-02     30-Sep-02   31-Dec-01      31-Dec-02   31-Dec-01
-------------------------------------------------------------------------------------------------

Revenue                               $37,953     $36,867     $31,810       $146,104    $136,116

Cost of Operating Revenues            $20,131     $19,841     $22,954        $84,734    $103,629

Gross Margin                          $17,822     $17,026      $8,856        $61,370     $32,487
Gross Margin (%)                        47.0%       46.2%       27.8%          42.0%       23.9%

SG&A                                  $23,260     $27,770     $27,796       $108,406    $140,024

EBITDA                               ($5,438)   ($10,744)   ($18,940)      ($47,036)  ($107,537)
EBITDA (%)                             -14.3%      -29.1%      -59.5%         -32.2%      -79.0%

EBITDA represents earnings before interest, taxes, depreciation, amortization and other non-operating items, and excludes network optimization costs, stock-based compensation and reorganization costs. Mpower's $5.4 million EBITDA loss in the fourth quarter of 2002 does not include $5.0 million of depreciation and amortization and a $6.4 million reduction of network optimization costs. Combining these items with Mpower's EBITDA would result in Loss from Continuing Operations of $4.1 million in the fourth quarter of 2002. Similarly, Mpower's $47.0 million EBITDA loss in the full year 2002 does not include $36.6 million of depreciation and amortization, $266.4 million of reorganization expenses, $12.6 million of network optimization costs, and $0.7 million of stock-based compensation. Combining these items with Mpower's EBITDA would result in a Loss from Continuing Operations of $363.4 million for the full year 2002.


                                                       Unaudited                          Audited
                                                     Quarter Ended                      Year Ended

Amounts in $ thousands                      31-Dec-02   30-Sep-02  31-Dec-01       31-Dec-02   31-Dec-01
----------------------------------------------------------------------------------------------------------

Reconciliation to GAAP1

EBITDA                                        ($5,438)   ($10,744)  ($18,940)       ($47,036)  ($107,537)
Depreciation and amortization                 ($4,998)    ($7,154)  ($11,732)       ($36,607)   ($56,499)
Reorganization expense                              $0  ($245,681)         $0      ($266,383)          $0
Network optimization costs                      $6,390          $0         $0       ($12,610)  ($233,083)
Stock-based compensation                         ($68)      ($319)     ($575)          ($718)    ($3,081)
Loss from Continuing Operations (GAAP)        ($4,114)  ($263,898)  ($31,247)      ($363,354)  ($400,200)


Other Financial and Operating Measures

                                                        Unaudited                         Audited
                                                      Quarter Ended                     Year Ended

Amounts in $ thousands                      31-Dec-02   30-Sep-02   31-Dec-01      31-Dec-02   31-Dec-01
----------------------------------------------------------------------------------------------------------

Unrestricted Cash Balance                      $10,773     $56,751    $170,280        $10,773    $170,280
Current Maturities of LT Debt and               $4,638      $1,202      $7,729         $4,638      $7,729
Capitalized Leases
Other LT Debt and Capitalized Leases              $371     $51,115    $422,957           $371    $422,957

Actual Amounts

Total Lines in Service

                                               269,849     271,752     269,257        269,849     269,257
Weighted Average Shares Outstanding         65,247,708                             65,247,708
and Common Stock Equivalents

Use of Non-GAAP Financial Information
The SEC has adopted rules (Regulation G) regulating the use of non-GAAP financial measures. Because of Mpower's use of a non-GAAP financial measure, EBITDA, to supplement our consolidated financial statements presented on a GAAP basis, Regulation G requires us to include in this press release a presentation of the most directly comparable GAAP measure and a reconciliation of the two measures. We believe the nearest comparable GAAP measure to EBITDA is Loss from Continuing Operations and we have presented a reconciliation of the two measures for each of the periods presented above. The non-GAAP measure we utilize (EBITDA) provides an enhancement to an overall understanding of our past financial performance and our prospects for the future as well as useful information to investors because of (i) the historical use by Mpower of EBITDA as both a performance measurement and a measurement of liquidity; (ii) the value of EBITDA as a measure of performance before gains, losses or other charges considered to be outside the company's core business operating results; and
(iii) the use of the EBITDA by almost all companies in the CLEC sector as a measurement of both performance and liquidity. We have excluded from our presentation of EBITDA network optimization costs (which are costs resulting principally from the closure of certain of our markets), stock-based compensation expenses (which are costs related to stock options issued with an exercise price below fair market value) and reorganization costs (which are non-recurring costs related to our bankruptcy) because we do not believe that including such costs in EBITDA provides investors with an appropriate measure of determining Mpower's performance in its core business.

---------------------------
1 Year ended December 31, 2002 combines the results of "Reorganized Mpower" for the period July 31, 2002 to December 31, 2002 and "Predecessor Mpower" for the period from January 1, 2002 to July 30, 2002.

Mpower's utilization of non-GAAP measurements is not meant to be considered in isolation or as a substitute for loss from continuing operations, net loss, cash flow and other measures of financial performance prepared in accordance with GAAP. EBITDA is not a GAAP measurement and Mpower's use of it may not be comparable to similarly titled measures employed by other companies in the telecommunications industry.

About Mpower Holding Corporation
Mpower Holding Corporation (NASD OTC: MPOW) is the parent company of Mpower Communications, a facilities-based broadband communications provider offering a full range of data, telephony, Internet access and Web hosting services for small and medium-size business customers. Further information about the company can be found at www.mpowercom.com.
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Forward-Looking Statements
Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Mpower Holding Corporation cautions investors that certain statements contained in this press release that state management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Management wishes to caution the reader these forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties including, but not limited to, the consummation of the remaining previously announced asset sales, the expected financial and operational improvements from the transactions described herein, market makers independent decisions to create a market in the common stock of the company, future sales growth, market acceptance of our product offerings, our ability to secure adequate financing or equity capital to fund our operations, network expansion, our ability to manage rapid growth and maintain a high level of customer service, the performance of our network and equipment, our ability to enter into strategic alliances or transactions, the cooperation of incumbent local exchange carriers in provisioning lines and interconnecting our equipment, regulatory approval processes, changes in technology, price competition and other market conditions and risks detailed from time to time in our Securities and Exchange Commission filings. The company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.

Contacts

Investor Relations Inquiries:               Media Inquiries:
Gregg Clevenger                             Michele Sadwick
Chief Financial Officer                     Vice President
(585) 218-6547                              (585) 218-6542
invest@mpowercom.com                        msadwick@mpowercom.com
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